Calculation of Filing Fee Tables

Form S-1

(Form Type)

Pruco Life Insurance Company

(Exact Name of Registrant as Specified in its Charter)

ActiveIncome – III

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Other	Contingent Deferred Annuity Contracts	Rule 457(o)	(1)	(1)	$41,500,000.00	.0001381	$5,731.15 (3)	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$41,500,000.00		$5,731.15
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$5,731.15

(1)	The Amount Registered and the Proposed Maximum Offering Price Per Unit are not applicable because the securities are not issued in predetermined amounts or units.

(2)	The maximum aggregate offering price is estimated solely for purposes of determining the registration fee.

(3)	A wire transfer in the amount of $5,731.15 was transmitted to the Securities and Exchange Commission on March 18, 2026.